Exhibit 10.2

AGREEMENT

“ENGENEERING AND CONSTRUCTION OF AN SX-CR PLANT”

SULFATOS CHILE S. A.

AND

FRANCISCO MORALES RIVERA –INGEFIBRAS E.I.R.L.

AND

NUÑEZ, OJEDA Y DA SILVA LIMITADA – RCG INGENIERÍA

In Santiago de Chile, on March 15, 2011, by and between “SULFATOS CHILE S.A.” Tax Payer ID No. 76,128,366-9, represented by Juan Carlos Camus Villegas, Chilean, married, Business Engineer, identity card number 4,889,336-8 and Daniel Galleguillos Rojas, Chilean, married with separate ownership of properties/assets, Business Engineer, identity card number 6,480,857-5, both domiciled in Santiago, at calle Alfredo Barros Errázuriz 1954, office 605, department of Providencia, hereinafter also referred to as the “Principal”; and on the other hand, company Francisco Morales Rivera E.I.R.L., Tax Payer ID No. 76,019,464-6, represented by Francisco Morales Rivera, Chilean, married with separate ownership of property /assets, Business Engineer, identity card number  9,657,258-1, domiciled in the city of Quipué, at calle San Luis No. 1116; and company Núñez Ojeda y Da Silva Limitada, Tax Payer ID No. 76,074,544-8, represented by Rodrigo Núñez Rojas, Chilean, married with separate ownership of property/assets, Chemical Civil Engineer, identity card number 14, 286,918-7, domiciled in Santiago, at calle Cádiz No. 524, Valle Lo Campino, department of Quilicura, hereinafter also referred to as the “Contractor”, the following Agreement has been agreed upon for execution.

FIRST: SUBJECT MATTER OF THE AGREEMENT

Sulfatos Chile hereby commissions the Contractor, who hereby accepts and commits to the terms and conditions described below, to execute the works of “Engineering and Construction of a Solvent Extraction and Crystallization Plant, within the definition of Anico Project", property of Sulfatos Chile S.A. and located inside Sulfatos Chile’s operations in the departments of Canela, Combarbalá and Illapel, Province of Choapa, Fourth Region of Chile. The Contractor declares to know the concept of “turnkey delivery”, which is the essence of the purpose of this engineering and construction agreement.

SECOND: DOCUMENTS THAT ARE PART OF THIS AGREEMENT

For all legal purposes, the following documents are considered an integral part of this Agreement, and the Contractor hereby declares to know and fully accept them:

•	DOCUMENT No. 1: Technical–Financial Proposal, dated March 2, 2011 and its subsequent clarifications, version MNP01-2011 V5

•	DOCUMENT No. 2: Technical information sent via e-mail to the Contractor.

•	DOCUMENT No. 3: “Commitment to Safety and Environmental Protection” affidavit

•	DOCUMENT No. 4: Copy of the Strategic Alliance by and between INGEFIBRAS E.I.R.L. and Núñez Ojeda Y Da Silva Limitada

•	DOCUMENT No. 5: Project Schedule, signed by both parties.

•	DOCUMENT No. 6: Definitions of the operational Leaching, SX and CR parameters, which the parties sign and as a result become an integral part of this agreement.

•	DOCUMENT No. 7: Sulfato Chile S.A. Contractor and Sub Contractor Policy

In the case of any difference between the information contained in any of the abovementioned documents and the provisions of this Agreement, the latter shall prevail.

THIRD: SCOPE

The engineering and construction works include the Contractor’s professionals and employees tasks to carry out the standard aspects of the project, in order to obtain a detailed engineer design to build and assembly a solvent extraction (SX) and Crystallization (CR) plant to produce a minimum of 341 tons of feed-grade quality pentahydrated copper sulfate, pursuant to the provisions of point 3.1.2.  In the event that a Feed-Grade quality is not obtained, the Contractor commits itself to introduce any modification necessary to the original design at its own expense. The concept of

“turnkey” plant delivery is understood with a battery limit between the introduction of the rich solution (PLS) to the SX plant and the extraction of dry crystals in the packing box, in addition to the services, control systems and any other support attachment necessary for the operation continuity, pursuant to the construction guarantee offered in the Contractor’s bid. To consider the service rendered, a series of tests shall be conducted pursuant to a protocol to be defined with the principal.

3.1 Definition of Works

The definition of works is divided into four (4) groups of tasks or items in the Agreement:

3.1.1 Engineering Design

This is the design of components, systems, circuits and equipment; machine technical guidelines, components and elements used in the plant construction and assembly; estimation records to determine the physical dimensions and volume of materials needed to build the Plant.

The product to be delivered in this stage shall be documents and layouts supporting the detail engineering in the civil, mechanical, piping, electricity and instrumentation fields pursuant to the Contractor’s bid. On the other hand, Sulfatos Chile shall authorize the construction of the SX- CR plant based on the reviewed deliverables (layouts and documents) under the category of “approved for construction”. The maximum term for approval or rejection shall be 2 (two) business days.

Staffing and provision of any kind of material resources, in the required amounts and qualities in order to execute the engineering works, that are not set forth in the tender guidelines as a contribution of Sulfatos Chile, shall be provided by the Contractor.

3.1.2. SX-CR Plant Production

For the development of the project, a solvent extraction and crystallization plant has been defined, with a minimum capacity of 341 tons of Feed-Grade quality pentahydrated copper sulfate crystals. The basis for this shall be the information delivered to the client mentioned in Document No. 1 and the definition of the metallurgic parameters defined in Document No. 6, both attached herein, in the understanding that the defined metallurgic parameters are average values with a variation range.

In order to conduct the plant construction and manufacturing works, the Contractor shall obtain the Principal’s authorization, pursuant to the schedule agreed at the start of the Works.

3.1.3. Transportation of Workplace Materials

The Contractor shall transport the components, equipment, machinery, materials and supplies, and in general, all the elements needed to the proper installation and assembly of the plant in Sulfatos Chile facilities.

Depending on the equipment and machinery size, it may be necessary to request a permit to transport overweight or over dimensioned loads in the road.  This issue shall be solved by the Contractor.

3.1.4. Construction and Assembly

Pursuant to the indication of the authorization of Sulfatos Chile’s administrator, the Contractor shall mount the equipments and assemble the components of the plant.

If it is necessary to conduct additional excavations (important drainage wells, transfer stations, liftover, etc.) that were not foreseen in the Contractor’s schedule, the Contractor shall notify the principal in advance, notwithstanding the delays generated to the approved schedule. These eventual excavations, regarding the works development, shall be at the Contractor’s expense, disregarding which party executes them.

The Agreement prices include the provision and installation of the parts and components set forth as necessary to obtain the product which is the subject matter of the agreement, including labor, equipment, materials and anything necessary for the correct execution of the works. The Contractor shall keep a minimum stock of the frequently used materials in the location in order not to interrupt the works.

Any construction or installation that, at the sole discretion of Sulfatos Chile’s Administrator, is not correctly installed or the materials do not satisfy the required quality, shall be replaced by the Contractor, at its own cost and expense.

3.2 Reception of Services

The reception of the contracted services is defined by the following activities, and the final price shall include the aforementioned engineering, manufacturing, construction, transportation and mounting costs.

1. Delivery to Sulfatos Chile of the layouts and documents concerning the engineering products to be approved.

2. Installation and mounting of SX-CR Plant

3. Plant operation tests, including the sealing, hydraulic and manufacturing tests.

4. Startup and Sulfatos Chile’s personnel training.

5. Delivery of the plant in operation and operation manuals.

 For the final reception of the Plant by the Principal, it shall pass a fulfillment of bid verification process (DOCUMENT No. 1), pursuant to a testing protocol to be determined between the parties.

FOURTH: DECLARATIONS OF THE PARTIES

Sulfatos Chile’s Declaration

“Sulfatos Chile S.A.” is a closed corporation, pursuant to public deed issued by Eduardo Avello Concha Notary Office of Santiago, dated September 15, 2010.

Sulfatos Chile hereby declares to be an industrial and mining company currently developing a project named “ANICO”, in its construction and startup stage, with main activities in the departments of Illapel and Canela, Fourth Region, and headquarters in the City of Santiago, Metropolitan Region,

Contractor’s Declaration

The Contractor hereby expressly declares to know the abovementioned circumstances, and that the services it shall provide to SULFATOS CHILE by virtue of this agreement are related to the Company works and activities.

The Contractor expressly declares that once Sulfatos Chile defines the place where the plant shall be located, the Contractor’s staff would visit the lands with the purpose of knowing the place where the industrial plant shall be located, to get to know its geological characteristics and hydrologic conditions, as well as the disposition of the leveling excavations and the current existing grades, which shall allow to conduct the subject matter of this Agreement pursuant to the usual generally accepted Project Engineering practices.

The scope of the Works, including without limitation, its general description, its execution modality and the provisions regarding its terms and conditions, to which the Contractor shall follow are those described in the technical scope, the appendixes and Project layouts and their revised versions accepted by the Contractor.  All these documents are an integral part of this Agreement. The civil works shall be executed with the approved Topography version delivered to the Contractor.

As the works are to be performed by the Contractor within the facilities of Sulfatos Chile, to all effects, the rules and procedures valid for all Sulfatos Chile’s operations and Contractors shall be applied as complementary rules and procedures, and the Contractor shall use those documents as the basis for the drafting of its own working, risk prevention and environmental control procedures. Document No. 7, attached herein, that signed by both parties becomes an integral part of the agreement.

The Contractor declares that it has been properly informed about the nature, type and magnitude of the Works and tasks agreed; about the class, quantity and quality of the equipment and elements necessary for the execution of the Works; and about the fields of specialties, technical quantity and quality of the staff needed to fully meet the provisions of this Agreement in a correct and timely manner, within the scheduled terms.

The Contractor declares that it has carefully reviewed all the information the Principal had supplied to him regarding the Works, and it is herein understood that he fully accepts its contents as correct for the complete, correct and timely execution of the Works.

The Contractor declares that he has enough capacity in terms of experience, equipment, machinery, tools and professional staff and competent technicians needed to fully meet the provisions of this Agreement in a complete, correct and timely manner, within the scheduled terms.

The Contractor guarantees to the Principal that he shall execute the Works agreed herein, with due diligence, total expediting, and fully following the Principal’s desires; and that the working methods and procedures shall be adequate enough for the correct execution thereof and to fully meet the Safety standards set forth for this Agreement by the Principal, which are known by the Contractor.

The Contractor declares that he assumes total responsibility for the commissioned works rendered or executed by himself, its staff or third parties providing services or executing works for the Contractor regarding the Works. Hence, it shall indemnify Sulfatos Chile against any damages caused to the Principal or third parties as a result of the incorrect execution of the works, subject matter of this Agreement, all these pursuant to the general principles of law.

The Contractor declares that it shall keep Sulfatos Chile informed regarding the progress and details of the commissioned Work, during the execution period and that could affect, in any way, the progress of the Works.

FIFTH: CONTRIBUTION OF THE PARTIES

5.1 Sulfatos Chile’s Contributions

Sulfatos Chile shall only and exclusively provide to the Contractor the facilities, services and equipments detailed in the documents included in Document Nos. 1, 2 and 6 and the clarification of them, all of which are an integral part of this Agreement.

In the event that Sulfatos Chile could not supply any of the committed contributions, the Contractor shall try to obtain them solving the issue in the fastest possible way, so as to keep the continuity of the tasks demanded by the Works. The costs of those shall be reimbursed by Sulfatos Chile to the Contractor at the reasonable market value of those contributions. The coordination of the above shall be conducted directly through the Agreement Administrators.

Sulfatos Chile shall inform to the Contractor of such an event with duly anticipation. It is herein stated that the delivery of those contributions by the Contractor shall be subject to the delivery terms set forth by the required products or services manufacturers and/or providers.

5.2 Contractor’s Contributions

5.2.1.- The Contractor’s contributions shall include specialized labor; materials; equipment and tools; everything in the quantity and quality needed for the correct, timely and secure execution of the commissioned works, and any other need that is not stated as a Sulfatos Chile contribution in the documents mentioned in point 5.1 above.

Any other contribution omitted by the Contractor while drafting the bid and necessary for the execution of the Works shall be considered a Contractor’s contribution so as to fully meet the provisions of this Agreement.

It is hereby stated and it is accepted by the Contractor, that all the supplied materials shall be new, without use and of the quality specified in the financial bid (document No. 1), without damages or imperfections, expressly abiding by this Works Technical Guidelines delivered by Sulfatos Chile to the Contractor.

All the materials, machinery, equipments, tools, implements, either of its own or of third parties, to be used by the Contractor in these Works shall be under its exclusive custody and responsibility, releasing Sulfatos Chile from any responsibility for any damage, decrease or loss within Sulfatos Chile facilities during the execution of the Works.

5.2.2.- The supply of food to the staff allocated to the Works shall be a Contractor’s contribution. To this effect, the Contractor shall make any necessary arrangement to abide by the current legislation, specially the Royal Decree 594.

5.2.3.- The Contractor shall also be responsible for the transportation of its staff to and from the worksite.

SIXTH: PRICES

Sulfatos Chile shall pay to the Contractor the amount resulting from the verified work progress pursuant to the bidder scheduled milestones, for each of the items that make up the works, valued at their corresponding unit prices, pursuant to the following price chart:

Payment Statement	%	Amount US$	Invoicing Coordinated with preliminary Gantt letter
Advance	10	115,000 + VAT	Upon the execution of the agreement, start of Engineering activities *RCG Ingeniería Invoice
PS No.1	10	115,000 + IVA	Engineering *RCG Ingeniería Invoice
PS No.2	10	230,000 + IVA	Construction of Civil Works in the plant and construction and transportation of equipments. *Ingefibras Invoice
PS No.3	10	230,000 + IVA	Construction and transportation of equipments. *Ingefibras Invoice
PS No.4	20	230,000 + IVA	Construction and purchase of equipment, transport and installation start up. *Ingefibras Invoice
PS No.5	20	115,000 + IVA	Training, Installation, Supervision and Hydraulic Test. *RCG Ingeniería Invoice
PS No.6	20	115,000 + IVA	Startup, operation and delivery of plant. *RCG Ingeniería Invoice
TOTAL	100	1,150,000 + IVA

All the prices are in US dollars and VAT shall be added to them.

The Contractor has included all the expenses the service shall demand within the agreed prices, such us: Equipments, vehicles, facilities, labor, fuels, lubricants, maintenance, repairing, permits, insurance, general expenses and profits, among others.

These prices include taxes, fees, rights, encumbrances and permits of any kind that have to be paid by the Contractor to develop and execute the activities related to the contracted task, except the Value Added Tax (VAT), which shall be registered separately in the invoice.

SEVENTH: PAYMENT TERMS

Once the Contractor finishes each milestone, he shall submit to Sulfatos Chile’s Administrator, a Payment Statement (including a Technical Report) to be reviewed and approved, based on the work progress of the period and valued pursuant to the payment structure set forth in the Sixth Clause.

Each Payment Statement shall have a complete detail about the works therein stated and the reports and documents required by Sulfatos Chile, and it shall include a copy of the following documents, which shall all be approved by Sulfatos Chile. The requested documents shall be the responsibility of the Contractor and of its Subcontractors, if any and if previously approved by Sulfatos Chile:

•	Technical report with a detail of the works executed within the period, approved by the Agreement Administrator on behalf of Sulfatos Chile.

•	Payment proof of salaries paid to the staff allocated to the Service, for the invoiced month.

•	Payment proof of salaries paid to the staff allocated to the Service, for the invoiced month.

•	Proof of tax payment (form 29) of the month previous to the one invoiced •Full discharge and employment agreement, as applicable.

•	Contractor's Monthly Accident Statistics Report submitted to Sernageomin, corresponding to the milestone invoiced. (valid for the Sulftatos Chile worksite set up stage)

It is hereby stated that Sulfatos Chile would not cancel any payment due to the Contractor if the respective Payment Statement does not have all the documentation detailed above.

If there are no objections to the Payment Statement, it shall be approved within 2 (two) working days following its submittal. In such a case, Sulfatos Chile shall send to the Contractor, via letter or email, the invoicing authorization, and the invoice shall be sent to the Sulfatos Chile Control Area in Santiago.

The invoice shall be issued in pesos, to that effect the amount in dollars shall be converted to the local currency at the Banco de Chile buyer exchange rate of the day previous to the effective day of payment. To achieve the above, Sulfatos Chile shall proceed to cancel the amounts in dollars for each payment through its own platform and it shall inform the Contractor the valid exchange rate for the invoice in question.

Sulfatos Chile shall pay the invoice corresponding to the approved Payment Statement within 2 (two) days following the date of invoice approval.

In the event Sulfatos Chile rejects the Payment Statement, the Contractor and the Works Supervision shall have a maximum term of 10 working days to obtain approval. If this is not achieved, Sulfatos Chile may partially approve the Payment Statement, as to the issues that are not questioned, and the remaining parts shall be outstanding; and once they get approval, they could only be included in the following Payment Statement.

EIGHTH: VALIDITY AND EXECUTION TERM

This Agreement shall be valid for 180 (one hundred and eighty) working days, and it could be renewed for periods of thirty days. Notwithstanding the foregoing, the terms of works execution is detailed below: the delivery of the plant shall take place after 180 calendar days from March 10, 2011; this date shall be registered in the Land Delivery Protocol. This protocol shall register the works starting date or of land delivery mentioned above, as the date of completion, which is hereby set on October, 24, 2011.

Notwithstanding the foregoing, SULFATOS CHILE may terminate this Agreement at any time before such date, in the event that the construction of the plant has to be temporally or definitively suspended, or upon the decision of competent authorities.  In such a case, it shall notify the Contractor in writing with at least 30 days in advance to the date of suspension or closure. If this occurred, the terms of Clause Twentieth of this agreement shall apply.

NINETH: PENALTIES

This Agreement considers the application of penalties to the Contractor in case it breaches its commitments.

Pursuant to the time in which the penalties are to be charged, Sulfatos Chile shall directly discount them from the Contractor’s payment statements and withholdings, before they are invoiced, and from the bonds contracted by the Contractor by virtue of this Agreement.

The following causes, without limitation whatsoever, shall be considered to the application of penalties:

9.1 Breaching of any terms set forth in this Agreement.

Sulfatos Chile is empowered to apply a maximum of 5% (five percent) of the total Agreement Amount as a penalty to the Contractor, when upon Sulfatos Chile’s judgment, the Contractor is responsible for the breaching of any of the terms or clauses set forth in this Agreement. The penalties rating and certification shall be at the sole discretion of Sulfatos Chile’s Administrator, recording such decision on the corresponding Service Log and/or upon written notice to the Contractor.

9.2 Due to a violation of the Risk Prevention and Industrial Protection Regulations

Any breaching by the Contactor of the Risk Prevention and Alcohol and Drug Control programs, previously drafted by the contractor, duly approved by Sulfatos Chile’s Risk Prevention department or area, shall be penalized as detailed below.

Sulfatos Chile, through its Risk Prevention and Industrial Protection areas or through the Administrator of the Agreement, shall control the fulfillment of those programs, and in the case of any violation, the Administrator shall determine the application of the mentioned penalties.

The Contractor’s Risk Prevention and Alcohol and Drug Control programs, used as grounds for the application of the mentioned penalties, shall include the operations of subcontractors taking part of the execution of the contracted Works, and hence, any breaching by these subcontractors or their employees shall be the exclusive responsibility of the Contractor, and as a result, subject to the same penalties chart:

Penalties Chart

a) For each missing security element to each employee of the Contractor or subcontractor: 0.25 (twenty five cents) UTM (Fiscal Monthly Unit, in Spanish)

b) In case of a violation of the regulations, indications or agreements between the parties related to labor safety and health: between 1 (one) and 4 (four) UTM for each recorded event, with a maximum monthly cap of 12 (twelve) UTMs

9.3 Due to a violation of Environmental Regulations

The Contractor or subcontractors’ lack of cleanliness in each working area or section and/or poor environmental handling shall be subject to the following penalty: 1 (one) UTM/day, with a maximum monthly cap of 5 (five) UTMs

9.4.– Application of Penalties Procedure

In the event of a violation to the Safety and Environmental Regulations, Sulfatos Chile shall issue a verbal warning to the contractor’s employees causing the violation. Then if the Contractor’s staff does not modify its conduct or risk condition, a written warning shall be issued.  If following the written warning the violation is not corrected, the penalties described in points 9.1; 9.2 and 9.3 shall applied.

9.5 Penalties Appeal

The penalties applied by Sulfatos Chile pursuant to the provisions of items 9.2 and 9.3 above shall be appealed by the Contractor within a 3 (three) calendar day term from the time of notification of the penalty. This appeal shall be analyzed by Sulfatos Chile based on the backgrounds of each event, and it is Sulfatos Chile’s privilege to accept or reject the appeal, and if rejected to apply the corresponding penalties.

TENTH: BONDS AND WITHHOLDINGS

10.1 Bank Bond Proof

The Contractor shall deliver to Sulfatos Chile an irrevocable promissory note to the bearer, as a Performance Bond for the amount of 5,085.08 UF (five thousand eighty five point zero eight Unidades de Fomento [Index- Linked Units]), on behalf of Sulfatos Chile S.A. The validity of this Promissory note shall be from the Agreement starting date to the termination date plus 90 days. That is, from March 10, 2011 to January 22, 2012.

The Contractor shall modify the validity of this Bond in the event that more works are added to this Agreement; and providing that those works include an extension of the original term defined for the Project. The additional works that may eventually be included shall be secured by the Contractor with the issuance of an additional Promissory Note, providing that these works are of equal or 30% higher value of the original estimated price for this Agreement.

This Promissory note shall be delivered before the works start. The delivery of the Bond Proof shall be one of the conditions required by Sulfatos Chile to approve the first Payment Statement.

Any Promissory note issue during the term of execution of this Agreement, as a result of additional works, shall be delivered together with the closer Payment Statement issued by the Contractor.

10.2 Execution of bonds.

The Contractor hereby authorize Sulfatos Chile to execute the abovementioned bonds, in whole or in part, when upon Sulfatos Chile’s judgment, the Contractor does not fulfill with all or any of the obligations and scopes set forth herein, the information sent via email and its supplemental documents, or any regulation pursuant to the applicable labor, pension, social and risk prevention legislation, regarding its employees; and especially in the case this Agreement is terminated as a result of the provisions set forth in the Twentieth Clause.

Notwithstanding the foregoing, the Contractor waives its right to impose any lien, prohibition or any other limiting measure or encumbrance on the personal rights acquired pursuant to this Agreement, which may limit in any way the right of Sulfatos Chile to execute said bonds.

These bonds do not imply any kind of limitation to the enforcement or application of the penalties set forth in the Tenth Clause above, or to the eventual damage compensations the Contractor may be subject to pursuant to the general legislation, because they do not release the contractor from any responsibility that may arise as a result of this Agreement, or that may be derived from acts of its own or its employees.

ELEVENTH: INSURANCES

The Contractor is hereby obliged to insure its staff and its vehicles and equipments used to fulfill this Agreement, during the validity of the same. As a result, the Principal waives any responsibility in case of individual or equipment accidents, property of the Contractor, and likewise, in case of accidents or incidents of the Contractor with its staff, third parties or institutions.

The Contractor shall keep valid civil responsibility insurances, at its own cost and expense during the term of execution of this Agreement, to protect Sulfatos Chile against any damage caused by third parties as a result of the execution of this Agreement. These insurances shall be issued pursuant to the general conditions approved by the Exchange and Insurance Office.

To prove the fulfillment of the above obligations, the CONTRACTOR shall deliver to the Principal copies of the corresponding insurance policies, with their premium duly paid.

It is expressly stated that the insurances do not affect in any form whatsoever the Contractor or its Subcontractors’ obligations and responsibilities pursuant to this Agreement, or pursuant to the laws and regulations or otherwise, all of which are known and accepted by the Contractor and its Subcontractors. Likewise, any compensation amount exceeding the responsibility limits set forth by the insurance, as well as any event not cover by the insurance, shall be at the exclusive cost and expense of the Contractor.

TWELFTH: RESPONSIBLE ADMINISTRATOR

The relations between the parties, in regards to any issue related to this Agreement, shall only and exclusively be through the Administrator appointed below or through any individual appointed by them.

To all effects related to this agreement, Sulfatos Chile appoints Ricardo Arias Vicencio as Administrator or any individual appointed by him.

Sulfatos Chile through its Administrator shall have the power, and it is so accepted by the Contractor, to execute without any restriction the service quality and executed works evaluation pursuant to this Agreement. The Contractor shall perform any modification requested by Sulfatos Chile Administrator of the Agreement, which shall be in writing if needed.

Sulfatos Chile’s Administrator of the Agreement shall have the power to evaluate and accept or reject any service or job executed or in progress, as well as to order to execute any of them that upon its judgment are against the technical guidelines of this Agreement.

The Contractor’s Administrator shall be Francisco Morales Rivera or Rodrigo Núñez Rojas.

THIRTEENTH: REPORTS

13.1 Attendance Log

The Contractor shall have a manual or computerized method to verify attendance in the worksite, available to be consulted by Sulfatos Chile or any control entity, pursuant to the provisions of the labor law. The same is applied for Subcontractors.

13.2 Technical Logs to Support Payment Statements

The information to support the progress stated in the Payment Statements shall be in order and original copies shall be submitted separated by budget items pursuant to the suggested control level. At the start of the works, the documents submittal schedule shall be agreed with Sulfatos Chile’s Administrator, it being the Contractor’s responsibility to prepare them.

FOURTEENTH: WORKS LOG

The Contractor shall keep under its exclusive responsibility a prenumbered Works Log with pages in triplicate. The original and a copy shall be delivered to Sulfatos Chile and the Contractor respectively, and the third one shall be kept on the book. The following shall be recorded, without limitation, in the log:

•	Observations regarding the execution of the works
•	Design or execution authorizations and /or requests
•	Extent of executed Works
•	Observations regarding provisional, partial or definite receptions of works
•	Worksite issues, in order to register the works history.
•	Observations regarding Equipment and Individual Safety made by Sulfatos Chile’s Risk Prevention area and/or Sulfatos Chile’s Administrators of the Agreement or the Contractor’s Administrator.
•	Events or incidents related to Safety and/or Environment recorded in the execution of the works.

Sulfatos Chile’s Administrators shall record in the Works Log any technical or administrative observation they deem convenient during the works, being able to set technical backgrounds or provide instructions to the Contractor.

The records in the Works Log shall only and exclusively be placed by the Administrators of the Agreement and/or their designees detailed in the Twelfth Clause.

FIFTEENTH: OBLIGATIONS AND POWERS OF THE PARTIES

15.1 Principal’s obligations and responsibilities

15.1.1.- Obligations:

Sulfatos Chile shall not have any other obligation or responsibility than those expressly set forth herein.

15.1.2. Powers:

a) Sulfatos Chile is expressly empowered to request the Contractor the exhibition of any documentation supporting or certifying the fulfillment of its contractual and social security obligations related to its staff allocated to the execution of the services subject matter of this Agreement. Likewise, it shall have the same power related to the documentation certifying that the Contractor’s vehicles abide by the applicable legal and regulatory regulations related to the load and staff transport activity. As a result, the Principal is empowered to withhold the payment of any Payment Statement in the case the Contractor does not submit the above required documents, or if from the submitted documents, the lack of fulfillment of the contractual, social security, legal and regulatory obligations is detected.

b) Sulfatos Chile shall have full power to control the fulfillment of labor obligations of any kind related to the Contractor regarding its staff, being able to review, if deemed convenient, the documents related to the payment of salaries, vacations, social security contributions, etc. This power shall be exercised by the Principal with its staff or through third parties, and the Contractor is hereby obliged to provide and show those documents required to those effects.

15.2 Contractor’s obligations and responsibilities

15.2.1. CONTRACTOR'S Obligations:

Notwithstanding the obligations arising from this Agreement, the CONTRACTOR'S obligations shall be the following:

a. Perform the services detailed in the Agreement in a timely, safe, efficient and professional manner and pursuant to the Principal's requirements and, in particular pursuant to the Technical Guidelines, which shall be according to the Laws, Decrees, Ordinances, and other applicable regulations, employing all the rules of the art and technical improvement, practices and uses employed in this kind of service and works.

b. Submit to the Sulfatos Chile’s Administrator the Work Schedule corresponding to the Works as from the date of the Land Delivery Record which shall change its name to Official Work Schedule. This shall be within the terms stated in the Work Program delivered in the offer.

c. The Contractor shall have backup units on stand-by for the critical equipment and machinery, so that it can provided service continuity for a maximum term of 12 hours under its entirely responsibility. The above is understood notwithstanding the corresponding penalties.

d. The Contractor shall have, available to the Principal, all daily operation information up to date, said information shall be registered in the corresponding Works Log. The information duly certified by the Principal in the Daily Report shall be considered as the only information valid to support the Payment Statement and to evaluate any corresponding deductions for penalties.

e. Strictly comply with all applicable laws, regulations, ordinances and specially with the rules and regulations regarding traffic, tax, health and environmental provisions;

f. Report to Sulfatos Chile any fact that is essential for the correct performance of the services.

g. Comply with the orders of any authority regarding the performance of its services, complying with all the penalties applied, whether administrative or jurisdictional.

h. Strictly comply with the risk safety and prevention rules set forth by the laws and regulations, as well as the ones set forth in the risk safety and prevention rules and procedures in force in the Sulfatos Chile mining facility; all penalties related to the non compliance of said rules shall be at its own expense. Provide its workers with the necessary Personal Protection Equipment for the safe performance of the tasks to be performed under this Agreement, which shall include at least one Helmet (green), Eye Protector, Safety Shoes, Gloves and any other element required and necessary for a safe and risk free operation, as well as necessary to comply with the specific instructions given by Sulfatos Chile.

i. Provide its personnel meals at the facility and transportation to and from the workplace, as well as adequate Facilities (Canteen, Changing Rooms, Health Services, etc.) complying with all the Legal Regulations regarding Minimal Health Conditions in Workplaces.

j. Strictly and timely comply with all labor and tax regulations regarding the staff appointed to the performance of this Agreement. Be the employer or principal of all the people working or providing assistance at any stage of the commissioned work. Therefore, the Contractor shall be solely responsible for paying compensations, including full weeks, severance payments and other staff rights and benefits, executing work contracts and terminating them. It shall also be responsible for complying with the social security and tax obligations related to its staff. These obligations include the ones set forth in Law 16.744 “Work Accidents and Occupational Diseases”.

k. Maintain the equipment and workplaces and facilities where works are performed in a clean condition. The waste and industrial waste generated shall be transported by the Contractor to the Municipal Waste Sites or to other duly authorized places within Sulfatos Chile.

l. Declare and pay all taxes, tariffs and contribution that according to the law it shall pay regarding this Agreement, releasing Sulfatos Chile from any responsibility related to this matters;

m. Have a suitable and technically skilled professional for the normal development of the relationship with Sulfatos Chile. The Principal may required this officer to be replaced if the Principal or Administrator thinks this person is not suitable as required.

n. Execute the Works as requested, taking special care not to harm or hinder the operations of Sulfatos Chile or any third parties providing services or executing works for it.

o. Report to Sulfatos Chile’s Administrator any changes in its staff or in its Subcontractor's staff.  Sulfatos Chile will reserve the right to object to the incorporation of new staff if this staff does not, at its discretion, meet the requirements of the work requested.

p. Provide and maintain fences, barriers, signals and security personal in the area where the Work and Contractor Facilities will be built. This should also be applicable to all places required by the applicable law regulations and the authorities and Administration of Sulfatos Chile.

q. Prepare and submit to the Sulfatos Chile’s Administrator all the Reports required by Sulfatos Chile for Works Control, Work Schedule, Progress Report, Risk Prevention Report, Executed Work Self-Control Report, Layout and Background, among others that shall be added to others as determined by Sulfatos Chile’s Management during the Works execution period.

r. Comply with all the laws and regulations related to the provision and performance of the Service and the applicable laws related to the Environment Protection, especially Decree No. 594 of April 2001 “Regulations regarding Basic Health and Environmental Conditions in Workplaces”, Law 16.744 “Work Accidents and Occupational Diseases”, and the Mining Safety Regulations (Decree No.132 of 2002).

s. Be accountable for the bodily injuries or property damages of Sulfatos Chile or third parties, caused by its staff or third parties that may provide services to the Contractor under the performance of this Agreement and also for the bodily injuries or damages sustained by its own staff, direct or indirect working under this Agreement and releasing Sulfatos Chile from all responsibilities.

t. Upon termination of this Agreement, whether by the expiration of its term, completion of the Works commissioned by Sulfatos Chile or by any reason, the Contractor shall strictly comply with the Procedure for the "Delivery, Use and Exit of the Work areas and Final and Monthly Contractor's Assessment of Environmental Management" which is part of the Sulfatos Chile environmental management system as agreed and acknowledged by the Contractor.

u. In general, comply with all the obligations set forth in the Agreement.

15.2.2.- CONTRACTOR'S Responsibilities.

Notwithstanding the rest of the obligations set forth in this Agreement, the CONTRACTOR shall be specifically responsible for the following:

a. The parties expressly agree that the Contractor shall be solely responsible for any concept or reason regarding its staff or third parties regarding any and all work accidents, environmental, tax, health and traffic regulations infringement and all risks and damages sustained by the properties, machineries and facilities belonging to Sulfatos Chile under this Agreement and also any other legal or contractual obligation including payment of all kinds of taxes and pension contributions.

b. The Contractor shall be responsible for any and accidents or damages that may occur to its employees and workers, third parties or staff or to Sulfatos Chile’s property during the term of this Agreement and its performance, whether the damages are a consequence of or are attributable or due to any act or omission by the Contractor or its subcontractors, agents or their staff.

c. The staff employed in the execution of the works related to the Agreement, shall not be subordinated or depend on Sulfatos Chile. therefore all contractual and legal obligations resulting from the relationship with said staff and their performance of the services in favor of Sulfatos Chile, shall be the sole responsibility of the Contractor, who shall duly indemnify Sulfatos Chile for all payments or compensations that it may have to pay due to a decision of the corresponding authorities, assuming the corresponding defense and costs, notwithstanding the direct or indirect intervention of Sulfatos Chile, as to its particular interests. d. Regarding this previous item, the Contractor declares that, for all the legal purposes, including accident insurance and insurance of any other kind, it is the exclusive employer of the staff appointed directly or indirectly to the fulfillment of the obligations imposed by this Agreement, without any intervention or responsibility for Sulfatos Chile, who has not legal relationship with said staff.

e. It shall be responsible for the damages that may harm Sulfatos Chile as a consequence of the lack of compliance by the Contractor of the services under this contract, especially regarding the timely performance of said Agreement and of the transportation requirements requested by the Principal. Also, the Contractor shall be responsible for any payments that Sulfatos Chile may incur regarding said lack of compliance in order to transport its products in a timely manner.

f. For said purposes, Sulfatos Chile shall be duly empowered to deduct the amount stated above from any Payment Statement pending payment, as well as from the Service Execution Bond, referred to in Clause Tenth of this Agreement.

SIXTEENTH:  INVOICES STOP PAYMENT

Sulfatos Chile shall not pay one or more invoices if, as a consequence of the comptrolling power of the Principal (in any of its clauses), and in particular as indicated in the preceding Seventh Clause, it is proved that the Contractor has not complied with any of the obligations imposed by this Agreement or the work, social security and social laws regarding its workers.

In this event, Sulfatos Chile shall withhold from the Contractor's invoice the corresponding amounts for the concepts stated above, which may be paid on behalf of the Contractor directly to the corresponding persons or institution, empowering Sulfatos Chile to withhold the corresponding amounts without any right to any subsequent claim.

This same action shall be taken by Sulfatos Chile in case any legal tax or withholdings applied to the staff's compensations by the Contractor is not fully and timely paid.

Also, the Contractor authorizes Sulfatos Chile to perform said withholdings and maintain them for 6 (six) months from the expiration of this agreement and to pay them in the situations described above.

SEVENTEENTH: NATURE OF THE CONTRACTUAL BOND

The Contractor declares to be an independent person and in no case he or its staff can be considered as Sulfatos Chile’s workers; their existing contractual relationships is only a civil relationship and not a work relationship.

The Contractor's staff employed for the performance of the Service shall not have any kind or work relationship with Sulfatos Chile.

If the Contractor's or Subcontractors staff tries to impose any responsibility, not only of a work nature, to Sulfatos Chile, before any agencies or authorities, including those of a jurisdictional kind, the Contractor shall assume the defense of Sulfatos Chile and pay all the costs this defense causes, notwithstanding the personal involvement of Sulfatos Chile, only if deemed necessary by Sulfatos Chile. If, in spite this defense by the Contractor, said responsibility is attributed to Sulfatos Chile and it has to effectively make the payments or compensations as needed then the Contractor shall fully reimburse Sulfatos Chile for any amount paid in this regard and to which effect Sulfatos Chile may withhold or deduct said amounts from any amounts owed to the Contractor.

This is notwithstanding the power of Sulfatos Chile of withholding amounts in the payment statements of the Contractor, as soon as Sulfatos Chile learns, in any way that one or more of the Contractor's or Subcontractor's workers have filed legal actions of any kind against Sulfatos Chile or against the Contractor or the Subcontractors that do not promptly submit proof of the complete fulfillment of their social security and work obligations related to their workers.

EIGHTEENTH: EXTRACONTRACTUAL RESPONSIBILITY:

The Contractor shall be responsible for the actions of its dependent workers, direct or indirect and it will also monitor their work behavior and inside Sulfatos Chile’s facilities, and it will have the obligation to provide all the measures to avoid any type of theft, robbery and losses. For the purposes described, the Contractor shall be responsible for any kind of damages resulting from the actions of the persons to which this clause makes reference to, releasing Sulfatos Chile from any responsibility.

NINETEENTH: PERMITS AND RIGHTS

The Contractor shall be responsible for obtaining and paying all the permits, authorizations and inspections that may correspond in its capacity as Service Contractor except for those inspections directly performed by Sulfatos Chile. Likewise, it shall provide any necessary deposit, bond or guarantee in order to perform the works included in the Agreement as Contractor. Sulfatos Chile agrees to provide the Contractor the information requested by the corresponding Agencies in order to request the necessary permits and authorization for the performance of the Service.

The Contractor shall provide all the information required by Sulfatos Chile to obtain the permits and authorizations related to the Service which are the responsibility of Sulfatos Chile.

The execution of the Provisional Reception Record shall require the submission of the permits and/or approvals which are the responsibility of the Contractor and the information required by Sulfatos Chile.

NINETEENTH: ASSIGNMENT AND/OR SUBCONTRACTING

It is expressly stipulated that the Contractor may not assign or transfer in any way any part of this Agreement or this Agreement as a whole. It shall also not be allowed to set up pledges or bonds and to enter into factoring agreements regarding the invoices that it shall issue for the Services provided under this Agreement or affect any right or payment or collection that may correspond.

The payments derived from this Agreement shall be paid only to the Contractor.

The Contractor shall also not be allowed to subcontract any part of the work without the prior written authorization of Sulfatos Chile. In the event that Sulfatos Chile authorizes the Contractor to use Subcontractors, it is set forth that the Contractor shall have sole responsibility before Sulfatos Chile and all the requirements, restrictions and obligations arising from this Agreement, including those related to the withholdings related to any lack of compliance of the work and/or social security obligations as set forth by article 64 of the Labor Code shall be applicable to the Subcontractors.

Any company or person hired by the Contractor to perform support tasks for its works such as vehicle maintenance and/or repair, facility work, etc. shall be considered a Subcontractor.

Lack of compliance of the obligations described above for any reason shall be sufficient reason for Sulfatos Chile to immediately terminate this Agreement without any penalty due to the Contractor.

TWENTIETH: SUSPENSION AND/OR EARLY TERMINATION OF THE AGREEMENT

Notwithstanding the conditions and scopes included in this Agreement, Sulfatos Chile shall be able to suspend, totally or partially, temporarily or definitively this agreement or to request its early termination if any of the following circumstances, at the discretion of Sulfatos Chile, takes place.

a) A force majeure or fortuitous event affecting Sulfatos Chile and/or Compañía Contractual Sulfatos Chile.

b) A halt in the works affecting Sulfatos Chile and/or Compañía Contractual Sulfatos Chile.

c) If, at the discretion of Sulfatos Chile the Contractor has not complied with the obligations and conditions commissioned in this Agreement.

d) The Contractor's default or bankruptcy.

e) Repeated breaches of the Safety, Environmental and Risk Prevention Regulations required by Sulfatos Chile for the execution of the Works by the Contractor.

f) Substandard work performance by the Contractor and/or its staff.

g) Partial or total subcontracting of the works without the prior written authorization of Sulfatos Chile.

h) The Contractor's failure to begin the works on the date indicated by Sulfatos Chile.

i) The Contractor's halting the work without a justified reason or a reason attributable to Sulfatos Chile.

j) Substantial errors in the work performed by the Contractor that cause the works to have serious defects that cannot be repaired and that pose a safety risk or require substantial modifications to the Project.

k) Excessive delays by the Contractor as verified by Sulfatos Chile, or lack of compliance with the partial terms set forth in the General Work Schedule or Gantt Chart, and/or evidence of technical and/or administrative incompetence to finish the works.

Upon the occurrence and verification of any of the events described above, the suspension or early termination of the Agreement shall not grant the Contractor any right to compensation or indemnity of any kind and Sulfatos Chile shall be obliged to pay the Contractor for the work effectively performed up to the termination date deducting any penalties applied for said early termination of the Agreement.

Also and notwithstanding the above, Sulfatos Chile shall terminate the Agreement without any cause.  A written notices addressed to the Contractor at least 30 (thirty) days in advance shall be sufficient.

Sulfatos Chile shall not be responsible for the payment of any bonuses, damages or other claims submitted by the Contractor for any expected profits for the works not performed.

TWENTY FIRST: SAFETY RULES OBSERVANCE

Sulfatos Chile shall require the Contractor to have a Risk Prevention Expert qualified by the Sernageomin, Mining Safety Expert, Class A License, with proven and extensive mining experience. This Professional may work as a Part Time professional and he shall be exclusively devoted to the Works requested by Sulfatos Chile, subject matter of this Agreement.

The Risk Prevention Expert shall assist the Contractor in every work related to this Agreement and he shall be responsible, among other things, for making and submitting Safety procedures for a safe work; attend to every Meeting scheduled by Sulfatos Chile regarding this subject; he shall also inspect and supervise work conditions and the observance of standards and safety equipment by the Contractor’s and Subcontractors’ staff, being constantly in touch with the Risk Prevention Expert from Sulfatos Chile.

Said Expert designation made by the Contractor may be approved or denied by Risk Prevention from Sulfatos Chile, considering the legal provisions regarding this matter.

Every month, the Contractor’s Risk Prevention Expert shall prepare the “Contractors' Monthly Accident Statistics" Report, Form No. E-200 from the National Geological and Mining Agency (SERNAGEOMIN), said document that shall be filed with said Agency and copies be filed with the Risk Prevention Department and Sulfatos Chile’s Agreements Unit, in this last case, together with the Payment Statements of the corresponding month.

21.1 Commitments

The Contractor shall comply with the laws, regulations and statutes regarding Chilean risk prevention legislation applicable to the service performance, and with the rules and regulations set forth by Sulfatos Chile for the Contractor's staff, in particular, those indicated in the "Commitment with Environment Safety and Protection" Affidavit, which shall be an integral part of this Agreement.

Furthermore, the Contractor agrees to thoroughly comply with Sulfatos Chile’s Drug and Alcohol program. It is clear that the Contractor accepts to bear the costs implied by the program observance.

Also, the Contractor shall submit the following reports to Sulfatos Chile’s Administrator:

a) Relevant Activities: The Contractor shall report the observance of the action plans pursuant to the safety program of the corresponding month.

b) Accidents and Incidents Report: The Contractor shall prepare a report with the details that resulted in materials or equipment loss, premises or environment damage, suffered by the Contractor or Sulfatos Chile, at any time this occurs and pursuant to the forms provided by the Agreement Administrator. The Contractor shall declare any Accidents or Incidents related to Safety and the Environment in which the Contractor’s or Subcontractors’ staff, materials, equipment or premises are involved. Failure to report the stated events shall result in a penalty imposed according to Sulfatos Chile Internal Rules.

c) Work Procedure: When, according to Sulfatos Chile Administrator and/or the Contractor's discretion, there are highly hazardous activities for the people, equipment, materials or the environment, the Contractor shall prepare work procedures for these activities (OHA: Operative Hazard Analysis), which shall be approved by both parties prior to the performance of those activities. Both the Sulfatos Chile Administrator and the Contractor shall rely on the Risk Prevention

Experts and the specialists they deem convenient and necessary to the make and review said procedures.

21.2 Requirements

The Risk Control and Prevention Program and Drugs and Alcohol Control Program corresponding to the Service shall meet the following requirements:

a) Safety Obligations

When performing the required works, the Contractor shall put the safety of its own staff, Subcontractors’, Sulfatos Chile and third parties' staff, in the first place before any other consideration.

The Contractor shall have special care with existing attached premises, buildings, accesses, any kind of lines, roads, signals, channels and any other Sulfatos Chile's or third parties’ premises, having the obligation to protect them so that the operation and their regular services are not damaged or interrupted.

The Contractor shall equally need to protect and preserve any existing materials and equipments of any type, including Sulfatos Chile's and third parties' property, or property that they administer or own, and the executed works. Notwithstanding the aforementioned, the Contractor shall seek advice from Sulfatos Chile Administrator's and obtain his approval before starting any other task that could potentially affect Sulfatos Chile’s or third parties’ properties or premises, in order to comply with Sulfatos Chile’s Internal Regulations, such as excavating, heat works and other actions related to his work.

The Contractor's staff shall not enter unauthorized areas or areas that are not affected by the Service. Including other unauthorized sites or places that are subsequently notified to the Contractor.

The Contractor shall be respectful, cautious and careful; it shall request the necessary authorizations or permits from Sulfatos Chile and/or third parties for the performance of the works that need the entry to, or the use of Sulfatos Chile’s, third parties’ or other entities’ areas, sites or premises, related to the Service performance, with the obligation to replace or repair, at its own cost and expense, any damage or anomaly caused.

b) Observance of Safety Rules and Drugs and Alcohol Control

The Contractor shall take any necessary and reasonable precautions to avoid personal injuries and property damage of Sulfatos Chile, third parties, Subcontractors, suppliers and itself.

The Contractor shall comply with laws, regulations and statutes concerning the Chilean risk prevention legislation applicable to the Service performance, and with the internal rules and regulations set forth by Sulfatos Chile and third parties in the locations where the Contractor performs its work, and the Contractor shall also comply the Sulfatos Chile Administrator’s instructions and with what is set forth by Supreme Decree No. 132/2002, Mining Safety Regulation, latest version.

The Contractor, besides providing technical instructions to the staff so they can perform their jobs, shall inform the conditions related to people, premises and equipment safety. The Contractor shall implement a strict, complete and permanent Risk Prevention Program that ensures the safe performance of the tasks.

c) Fire extinguishers

The Contractor shall provide and maintain all the necessary fire extinguishers for the safety of the Service and the safety of Sulfatos Chile's premises. These shall be of the proper type, capacity and work pressure according to the existing combustible and flammable material.

The extinguishers shall be checked every 15 days and shall be maintained in perfect working conditions at any time. These shall be placed in plain sight and shall be easily accessible on supports painted with oblique red and yellow stripes, according to the usual rules.

The extinguishers shall be conveniently distributed in every area where works are performed and in particular in those subject to higher hazards potential, such as: tasks premises, storage areas or areas in which explosives or combustible are used (gasoline, solvents, paints, woods, etc.).

d) Personal Protection Equipment

The Contractor shall provide its staff with any necessary protection equipment, without exceptions according to work conditions and with what is set forth by Sulfatos Chile’s Administration. Said equipment, which shall be new or in perfect conditions, and shall at least consist of:

•	Helmet with the Contractor’s printed logo or sticker
•	Goggles (dark ones for the surface)
•	Steel-toed Safety Footwear (Shoes/boots)
•	Dust and/or gases filtered respirators, as applicable.
•	Seat belts

•	Work Gloves
•	Reflective vest
•	Gaiters, jerkins and special welding gloves.
•	Welding masks
•	Sweaters and/or work clothing
•	Cutting goggles and specs, as applicable.
•	Ear protection.
•	Any needed Personal Protection Equipment, according to specific work conditions.

e) Helmets Color Standard

The Contractor’s and Subcontractors' staff helmets shall be orange.

f) Penalties for Infringing Safety Rules

In any case that the Contractor’s staff is found infringing established safety rules, the infringement shall be punished with a notice to the Contractor in the Service Log, with the approval of the Agreement Administrator. These shall be the possible penalties:

•	Written warning.
•	Fines, according to a table stated in the respective chapter of this Agreement.
•	Expulsion of the Contractor that infringed the regulations from the place where the Service is being performed.
•	Termination of the Agreement.

g) Physical Works Protections

The Contractor shall surveil the places where the Service is performed. In order to protect and watch the area where the works are performed and for the safety of the people that work within that area or around it, and the people that are in transit in those areas, the Contractor shall provide and maintain fences, barriers, signs and security guards. That should be done wherever it is necessary and wherever it is required according to the legislation and ordinances in force, and to the authorities and to the Sulfatos Chile Administrator. The security guards and the surveillance points shall be previously authorized by the Sulfatos Chile Risk Prevention and Industrial Protection Area.

TWENTY SECOND: ENVIRONMENT

The Contractor states and agrees that, during the term of this Agreement, the Contractor, its staff and any other people rendering service to the Contractor under this Agreement, including Subcontractors, if any, shall not pollute the natural elements with harmful substances (such as water, flora and fauna) or the environment in general, notwithstanding who their owners are, and no person shall be exposed to said harmful substances.

The Contractor shall, in particular, comply with the Chilean Hygiene Code rules and any other laws, regulations, decrees and resolutions from authorities regarding hygiene, safety and environmental protection, especially Law No. 19.300 and its regulations; furthermore, the Contractor shall adopt a responsible attitude when specific nature or environment protection guidelines are needed, even though if there are no rules or authority controls on such matters.

The Contractor shall promptly inform Sulfatos Chile when, during the performance of the services under this Agreement the services that shall be rendered or works to be performed may represent a pollution hazard with toxic substances or whenever natural elements, the environment or any person has been contaminated with said substances. This notice shall not release the Contractor from its liability for potential injuries or damages caused to the stated property or people, releasing Sulfatos Chile from any liability.

The Contractor shall prepare, keep up to date and apply during the term of this Agreement, an Environment Protection Program, which shall be aligned with the Environmental Policies, Manuals and Rules that Sulfatos Chile has about this matter, and with special rules and procedures established by the Sulfatos Chile Agreement Administrator during the performance of the Works.

TWENTY THIRD: WORKS CLEANING

The Contractor shall keep all facilities tidy and clean, inside and outside. The Contractor shall make general housekeeping of the whole area where the Contractor has performed the works, disassembling its equipment and picking up any debris and trash. In the same way, the Contractor shall remove any product excess from the works and keep all the truck and operation equipments roads free; the Contractor shall especially remove any materials harmful for the environment such as oil drums, chemical substances containers, filters of any kind, vehicles and electric devices used batteries (torches and/or lamps), tires, etc., and any other chemical products that the Contractor used and that have been authorized by Sulfatos Chile.

TWENTY FOURTH: CONFIDENCIAL INFORMATION

The Contractor agrees not to disclose or use for any other purpose not related to the services requested in this Agreement any technical information provided by Sulfatos Chile or prior to its work or resulting from it.

The Contractor accepts and states that all the works, samples, data and information of any kind obtained or developed during the course of this Agreement or related to the work requested in this Agreement, shall be confidential and exclusively owned by Sulfatos Chile. The Contractor shall make every reasonable effort to avoid that the information related to the project is disclosed to any person, except for the Sulfatos Chile Administrator and for any other person with his written permission to receive said information.

The Contractor shall not let unauthorized people revise the mineral information and its product and any other agreed information. The Contractor shall inform each of one of its workers, Subcontractors and dependents of any kind about the confidential nature of the services rendered pursuant this Agreement, said obligation shall be registered in their workers’ Employment Agreements. This includes Sulfatos Chile’s staff, unless they are duly authorized by the Administrator.

At Sulfatos Chile’s request, the following is excluded from this restriction: good operating, safety and environmental management practices that may be acquired by the Contractor's staff during the performance of the Works.

TWENTY FIFTH: INTELLECTUAL PROPERTY

The parties agree that the intellectual property of the reports, studies, reports and in general of any other work produced by the Contractor during the term of this Agreement shall remain Sulfatos Chile’s property, and the Contractor shall assign the copyrights that may correspond to it pursuant to Law No. 17.336 about Intellectual Property. Sulfatos Chile shall be entitled to use said work in the way they deem more convenient, being able to assign, totally or partially, its rights on it and to authorize its use by third parties. In addition, the Contractor waives in favor of Sulfatos Chile any copyrights that may correspond to the Contractor on the work(s) created by this contractual relationship.

TWENTY SIXTH: NON-EXCLUSIVITY.

It is Sulfatos Chile’s intent not to turn to any other Contractors during the term of this Agreement, unless there are found violations to the terms of this Agreement or whenever the Contractor does not have the resources or when the resources are not the ones technically needed by Sulfatos Chile, or for any other reason duly qualified by Sulfatos Chile. Accordingly, the parties agree that this Agreement does not create in any way an exclusive commitment by Sulfatos Chile with the Contractor, and that Sulfatos Chile reserves the right to request part of the service to other Contractors, if needed according to its exclusive discretion.

TWENTY SEVENTH: ARBITRATION

Any dispute or conflict that may arise between the parties regarding the implementation, interpretation, term, validity and execution of this agreement or any other reason shall be subject to Mediation, according to the Mediation Procedural Regulation in force of the Santiago Arbitration and Mediation Center.

In case that Mediation is not successful, the dispute or conflict shall be solved by Arbitration pursuant the Arbitration Procedural Regulation of the same Center in force at that moment.

The parties grant special irrevocable power to the Santiago Commerce Chamber A.G., to appoint an Arbitrator among the members of the Santiago Arbitration and Mediation Center, whenever any party requests it.

No remedy shall be valid against the arbitrator's resolution, so we expressly waive said remedies. The arbitrator is specially empowered to resolve all jurisdiction and competence-related issues.

TWENTY EIGHTH: DOMICILE AND APPLICABLE LEGISLATION

For any legal purposes, both parties’ representatives state their respective domicile in Santiago city. This Agreement shall be ruled in each part by the laws of the Republic of Chile.

TWENTY NINTH: NOTICES. Any notice, communication, requirements or notifications between the parties pursuant to this Agreement shall be in writing and personally addressed to the following domiciles of each of the parties or those that from time to time the parties may communicate, by certified mail or email:

(a) SULFATOS CHILE, to:
E-mail: rarias@dgamin.cl
ATTN.: Ricardo Arias V

(b) Francisco Morales Rivera EIRL, to:
E-mail: ingefibras@vtr.net
ATTN.: Francisco Morales Rivera

(c) Núñez, Ojeda y Da Silva Ltda., to:
E-mail: rnunez@rcingeneria.cl@vtr.net
ATTN.: Rodrigo Núñez Rojas

Any notice, communication, requirement or notification sent shall be considered delivered on the third business day following the date of sending to the third party office, if applicable, or on the same day of sending and reception in any other case, except the sending and reception are performed after 6:00 pm when they shall be considered delivered on the next day.

Any notice, communication, requirement or notification which main purpose is to modify or terminate this Agreement, or which include a claim, complain or reservation related to this Agreement, or related to its rights and obligations, shall be executed by any of the Parties representatives detailed herein, or any other individual having enough power to execute such kind of document.

THIRTIETH: LEGAL CAPACITIES

Daniel Galleguillos’s and Carlo Camus’s legal capacity to represent Sulfatos Chile S.A. is recorded in public deed dated December 20, 2010, granted by Eduardo Avello Concha, Notary Public of Santiago.

Francisco Morales Rivera’s legal capacity to represent Francisco Morales Rivera EIRL is recorded in public deed dated May 12, 2008, granted by Carlos Swett Muñoz, Notary Public of the City of Quilpué.

Rodrigo Núñez Rojas’s legal capacity to represent Núñez, Ojeda y Da Silva Limitada is recorded in public deed dated July 13, 2010, granted by Eliana Graciela Gervasio Ramudio, Notary Public of the City of Viña del Mar.

THIRTY FIRST: COPIES

This instrument is issued and signed in three counterparts, two for Sulfatos Chile and one for the Contractor.

FRANCISCO MORALES RIVERA EIRL
By Francisco Morales Rivera

NÚÑEZ, OJEDA Y DA SILVA LIMITADA
By Rodrigo Núñez Rojas

SULFATOS CHILE S. A.
By Juan Carlos Camus V.

SULFATOS CHILE S. A.
By Daniel Galleguillos Rojas